Exhibit 99.22

October 12, 2023

Gelesis Holdings, Inc.

501 Boylston Street, Suite 6102

Boston, MA 02116

Attention: Elliot Maltz; David Pass

Email: emaltz@gelesis.com; dpass@gelesis.com

Re: Notice of Termination

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of June 12, 2023 (the “Merger Agreement”), by and among PureTech Health LLC, a Delaware limited liability company (“Parent”), Caviar Merger Sub LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”), and Gelesis Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used herein and not defined have the meanings given to them in the Merger Agreement.

In accordance with Section 8.5 of the Merger Agreement, Parent hereby provides notice to the Company that it is terminating the Merger Agreement pursuant to Section 8.2(a) of the Merger Agreement.

Sincerely,

PureTech Health LLC

By:	/s/ Bharatt Chowrira
Bharatt Chowrira
Chief Executive Officer

cc:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:  James T. Barrett

  Jean A. Lee

  Jeffrey A. Letalien

Email:     JBarret@goodwinlaw.com

   JeanLee@goodwinlaw.com

   JLetalien@goodwinlaw.com

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention:  Peter N. Handrinos

  Joshua M. Dubofsky

  Ian Nussbaum

Email:   Peter.Handrinos@lw.com

  Josh.Dubofsky@lw.com

  Ian.Nussbaum@lw.com